Exhibit 3.1

FIRST AMENDMENT TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This First Amendment to Amended and Restated Limited Liability Company Agreement, dated as of February 28, 2017 (this “Amendment”), is made by Santander Consumer USA Inc., sole equity member (the “Member”) of Santander Drive Auto Receivables LLC (the “Company”).

WHEREAS, the Member, together with the special members of the Company, previously entered into that certain Limited Liability Company Agreement of the Company, dated as of December 20, 2006, as amended and restated in its entirety by that certain Amended and Restated Limited Liability Company Agreement of the Company, dated March 7, 2007 (the “LLC Agreement”);

WHEREAS, the Member desires to amend the LLC Agreement in certain respects as set forth herein, in a manner consistent with the intent thereof;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1.    Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned thereto in the LLC Agreement, as amended hereby.

SECTION 2.    Amendment. The definition of “Independent Director” in Schedule A of the LLC Agreement is hereby amended and restated in its entirety to read as follows:

“Independent Director” means a natural person who (x)(i) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities and (ii) is provided by an entity described in clause (x)(i) and (y) for the five-year period prior to his or her appointment as Independent Director has not been, and during the continuation of his or her service as Independent Director is not: (i) an employee, director, stockholder, partner or officer of the Company or any of its Affiliates (other than his or her service as an Independent Director of the Company or any of its Affiliates); (ii) a customer or supplier of the Company or any of its Affiliates; or (iii) any member of the immediate family of a person described in clause (y)(i) or (y)(ii).”

SECTION 3.    Conditions to Effectiveness. This Amendment shall become effective on the date hereof (the “Effective Date”), subject to receipt by the parties hereto of a copy of this Amendment in duly executed form.

SECTION 4.    Miscellaneous. The LLC Agreement, as amended hereby, remains in full force and effect. On and after the Effective Date, this Amendment shall be a part of the LLC

First Amendment to SDAR LLC Agreement

Agreement, and any reference to the LLC Agreement from and after the date hereof shall be deemed to refer to the LLC Agreement as amended hereby, unless otherwise expressly stated.

SECTION 5.    Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Executed counterparts of this Amendment may be delivered electronically, which shall be effective as delivery of a manually executed signature page.

SECTION 6.    Governing Law. This Amendment shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

SECTION 7.    Special Members. Jill A. Russo is hereby admitted as a Special Member of the Company and, in such capacity, agrees to the terms of the LLC Agreement as amended hereby.

[Signatures follow]

2	First Amendment to SDAR LLC Agreement

IN WITNESS WHEREOF, the Member has caused this Amendment to be executed by its officer thereunto duly authorized, as of the date first above written.

SANTANDER CONSUMER USA INC., as Member

By:	/s/ Mark McCastlain
Name:	Mark McCastlain
Title:	Vice President

S-1	First Amendment to SDAR LLC Agreement

Acknowledged and Agreed:

By:	/s/ Ismail Dawood
Ismail Dawood, Director

By:	/s/ Richard Morrin
Richard Morrin, Director

By:	/s/ Andrew Kang
Andrew Kang, Director

By:	/s/ Frank B. Bilotta
Frank B. Bilotta, Independent Director

By:	/s/ Jill A. Russo
Jill A. Russo, Independent Director

S-2	First Amendment to SDAR LLC Agreement

Acknowledged and Agreed:

By:	/s/ Jill A. Russo
Jill A. Russo, Special Member

S-3	First Amendment to SDAR LLC Agreement